Exhibit 99.1

Blink Charging Announces 2019 Year End Financial Results

●	2019 financial results highlighted by increases in product sales revenue of 80% YOY and network fee revenue of 25% YOY
●	Key strategic partnerships inked establish the Company for success in 2020 including the introduction of a number of new products to keep the Company at the forefront of the EV infrastructure market

MIAMI BEACH, FL, April 2, 2020 (GLOBE NEWSWIRE) — Blink Charging Co. (NASDAQ: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator and provider of electric vehicle (EV) charging station products and networked EV charging services, today announced financial results for the year ended December 31, 2019.

2019 Financial Highlights:

●	Total revenue for the year ended December 31, 2019 increased 3% to $2.8 million from $2.7 million for the year ended December 31, 2018.

●	Charging service revenue for company-owned charging stations increased 7% to $1.4 million from $1.3 million for the year ended December 31, 2018.

●	Revenues from product sales for the year ended December 31, 2019 increased 80% to $856,243 from $476,930 for the year ended December 31, 2018.

●	Network fee revenue for the year ended December 31, 2019 increased 25% to $301,627 as compared to $241,826 for the year ended December 31, 2018.

●	Net loss for the year ended December 31, 2019 was $9.6 million, or $0.37 per share, as compared to a net loss of $3.4 million, or $1.30 per share, for the year ended December 31, 2018. The increase in net loss was primarily attributable to a decrease in non-operating, other income of $7.4 million, offset by a reduction of operating expenses of $1.7 million.

Michael D. Farkas, Chairman, and Chief Executive Officer stated, “2019 was a year of focusing our resources on the development, pilot, and launching of the IQ 200. As such, we invested in the upgrade and large-scale improvements of our proprietary Blink network to ensure scalability and reliability with future demand surges. We continue to focus on sales and marketing expansion, as reflected in increases in product sales and network fees and will continue growing all revenue lines with our unique business model that provides property hosts with a range of solutions tailored to their specific needs. Our new equipment offerings have been extremely well-received within the industry with property partners and industry experts, further driving the demand for our products and services. Despite the volatility of the markets due to the COVID-19 crisis, we continue to create the infrastructure necessary to support our customers, while taking precautionary measures to protect our employees, staff, and stakeholders. Over the next several months, we plan to maintain our momentum as a major player in the exciting and growing EV market through a disciplined approach.”

2019 and Recent Corporate Highlights:

●	Unveiled the 80-amp Blink IQ 200, the fastest Level 2 EV charging station in the industry.
●	Expanded internationally through a joint venture with InterEnergy Group to develop EV charging infrastructure throughout the Dominican Republic and Panama with an objective to also expand the business to other Latin American and Caribbean markets. In early 2020, InterEnergy purchased $1.2 million in EV charging equipment from the Company for deployment in the Dominican Republic. InterEnergy will be enlisting Blink to provide nearly 500 units of DC fast and level 2 chargers for Panama in 2020.
●	Increased footprint throughout the European market through a joint venture with the Eunice Energy Group to develop EV charging infrastructure, beginning in Greece with the deployment of 48 charging ports.
●	Partnered with Carasso Motors, the world’s oldest Renault importer and one of the largest in Israel, to deploy EV charging equipment in Israel. Subsequent to this agreement the first 20, of many Blink EV charging stations were deployed in Israel.
●	Established an agreement with ElectroChile SpA to bring EV charging stations to Chile.
●	Announced first deployment of EV charging stations using local load management, a configuration allowing up to 20 charging stations to be deployed on a single circuit.
●	Migrated the Blink Network to Microsoft Azure for improved network performance, operability, and EV driver experience.
●	Received a $900,000 grant from the BIRD Energy Program for the development of a DC fast charging solution that can be deployed anywhere and is independent of the location’s existing power grid capabilities.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment that has deployed over 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of its charging locations worldwide. The Company’s principal line of products and services is its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network utilizes a proprietary cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million by 2025 from approximately 2 million in 2019 (Bloomberg.com, “China’s Hunger for Electric Vehicles Is Driving Manufacturing, 2019), the Company has established key strategic partnerships to rollout adoption across numerous location types, including parking facilities, multi-family residences and condos, workplace locations, healthcare/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

Blink Investor Relations Contact

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855-313-8187